Cash Dividend Increased by 11.5% United Security Bancshares

59th Consecutive Quarterly Cash Dividend Declared...

FRESNO, CA, June 25, 2003 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares (NasdaqNM: UBFO), reported that the Board of Directors on June 24, 2003 declared a quarterly cash dividend of $0.145 per share, to shareholders of record on July 11, 2003, payable on July 23, 2003.

The dividend of $0.145 per share is up $0.015 from the July 2002 quarterly dividend of $0.13, an 11.5% increase. This dividend marks the 59th consecutive quarterly cash dividend paid to shareholders since inception.

Woods added, “With the passage of tax cuts, the winding down of the war in Iraq, and the mortgage refinancing boon, spending is taking hold and the economy appears to be on the mend and now, the action by the Federal Reserve today, cutting rates a quarter point, a little insurance has been added for better economic times ahead.”

United Security Bancshares is a $510 million bank holding company and United Security Bank, a state banking corporation, is its primary subsidiary. United Security Bancshares stock is available through The Seidler Amdec Securities Inc., (contact Troy Norlander at 1-800-288-2811), Hoefer & Arnett (contact Dave Bonaccorso at 1-800 346 5544 ext. 723) or Hill Thompson, Magid & Co. (contact Jason Biggerstaff 1-800-631-3083) as well as other firms, and trades under the symbol “UBFO”.

This press release may include forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, the progress of integrating acquisitions and economic conditions and competition in the geographic and business areas in which the Company conducts its operations. The Company undertakes no obligation to revise or update these forward-looking statements.

Contact: Dennis Woods at 559-248-4928